UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Prouve, Cedric
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   01/01/03
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Group President, Estee Lauder International, Inc.
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Class A Common Stock                       |492.3166              |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Options 07/20/99 Grant  |(1)      |07/20/09 |Class A Common Stock   |15,000   |$53.50    |D            |                           |
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Options 08/16/00 Grant  |(2)      |08/16/10 |Class A Common Stock   |20,000   |$43.68    |D            |                           |
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Options 07/10/02 Grant  |(3)      |07/10/02 |Class A Common Stock   |25,000   |$32.15    |D            |                           |
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
Explanation of Responses:
1. Options in respect of 10,000 shares of Class A Common Stock are currently exercisable. Options in respect of 5,000 shares of Class A Common
Stock will become exercisable on January 1, 2004.
2. Options in respect of 6,600 shares of Class A Common Stock are currently exercisable. Options in respect of (a) 6,600 shares of Class A Common
Stock will become exercisable on January 1, 2004, and (b) 6,800 shares of Class A Common Stock will become exercisable on January 1, 2005.
3. Options in respect of (a) 8,333 shares of Class A Common Stock will become exercisable on January 1, 2004, (b) 8,333 shares of Class A
Common Stock will become exercisable on January 1, 2005, and (c) 8,334 shares of Class A Common Stock will become exercisable on January 1,
2006.